Samaritan Reorganizes Its Stock Structure

LAS VEGAS, June 28, 2007, (PRIME NEWSWIRE) — Samaritan Pharmaceuticals Inc. (AMEX:LIV - News), a developer of innovative life saving drugs, announced today its Board of Directors has unanimously decided to reorganize its stock structure by initiating a one-for-six reverse split of its common stock which shall become effective at the opening of trading on July 5, 2007 in order, to comply with The American Stock Exchange’s Company Guide, Sections 1003(f)(v), regarding listing requirements for a Company’s stock selling at a low price per share for a substantial period of time.

Likewise, Samaritan’s Board of Directors feel its shareholders stand to benefit from a reorganization of its stock structure, in that first, it will result in a higher price per share and correspondingly lower the number of total shares issued and outstanding, and secondly, open the doors to potential new investors with brokerage firms and institutional investors, who are restricted from buying low selling common stocks. In addition, in support of the reorganization, the Board believes the Company is financially sound and has a strong management team focused on advancing its drug candidates into clinical trials. Therefore, the Board is of the belief that these changes will help to better position Samaritan to increase its marketability and capture new growth opportunities.

Samaritan Pharmaceuticals: ``Transforming Today’s Science Into Tomorrow’s Cures...’’
Samaritan Pharmaceuticals is a life science company focused on commercializing innovative drugs to relieve the suffering of patients with Alzheimer’s, Cancer, Heart disease, and Infectious disease. Samaritan’s business strategy is to partner its late stage drugs after Phase II (proof of concept) human studies and has executed its first partnership for its PII HIV drug SP-01A with Pharmaplaz, Ireland. Samaritan’s Alzheimer’s drug Caprospinol has received investigational new drug (IND) status from the FDA. Samaritan has several other drugs it is advancing to enter (IND) status with the FDA. In addition, Samaritan’s sales arm has acquired the marketing and sales rights to sell ten revenue-generating products in various Eastern European countries.

Website, http://www.samaritanpharma.com. Please register so we can notify you of upcoming conference calls, news and events.

Disclaimer
The company disclaims any information that is created by an outside party and endorses only information that is communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-K filed April 13, 2007. The company undertakes no duty to update forward-looking statements.

Contact:

Samaritan Pharmaceuticals, Inc.

Richard Brown

(702) 735-7001

RichardBrown@SamaritanPharma.com

Source: Samaritan Pharmaceuticals, Inc.